EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by RSE Archive, LLC (the “Company”). The offering statement was originally filed by the Company on August 13, 2019 and has been amended by the Company on multiple occasions since that date. The offering statement, as amended by pre-qualification amendments, was initially qualified by the U.S. Securities and Exchange Commission (the “SEC”) on October 11, 2019.

Different Series of the Company have already been offered or have been qualified but not yet launched as of the date hereof, by the Company under the offering statement, as amended and qualified. Each such Series of the Company will continue to be offered and sold by the Company following the filing of this post-qualification amendment subject to the offering conditions contained in the offering statement, as qualified.

The purpose of this post-qualification amendment is to add to the offering statement, as amended and qualified, the offering of additional Series of the Company and to amend, update and/or replace certain information contained in the Offering Circular. The Series already offered, or qualified but not yet launched as of the date hereof, under the offering statement, and the additional Series being added to the offering statement by means of this post-qualification amendment, are outlined in the Master Series Table contained in the section titled “Interests in Series Covered by This Amendment” of the Offering Circular to this post-qualification amendment.

This Post-Qualification Offering Circular Amendment No. 3 amends the Post-Qualification Offering Circular No. 2 of  RSE Archive LLC, dated November 15, 2019, as qualified on November 27, 2019, and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below. An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. To the extent not already qualified under Regulation A, these securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

POST-QUALIFICATION OFFERING CIRCULAR AMENDMENT NO. 3

SUBJECT TO COMPLETION; DATED DECEMBER 5, 2019

RSE ARCHIVE, LLC

250 LAFAYETTE STREET, 3rd FLOOR, NEW YORK, NY 10012

(347-952-8058) Telephone Number

www.rallyrd.com

This Post-Qualification Amendment relates to the offer and sale of series of interest, as described below, to be issued by RSE Archive, LLC (the “Company,” “we,” “us,” or “our”).

		Series Membership Interests Overview
		Price to Public	Underwriting Discounts and Commissions (1)(2)(3)	Proceeds to Issuer	Proceeds to Other Persons

Series #52MANTLE	Per Unit	$132.00		$132.00
	Total Minimum	$105,600		$105,600
	Total Maximum	$132,000		$132,000

Series #71MAYS	Per Unit	$28.50		$28.50
	Total Minimum	$45,600		$45,600
	Total Maximum	$57,000		$57,000

Series #RLEXPEPSI	Per Unit	$8.90		$8.90
	Total Minimum	$14,240		$14,240
	Total Maximum	$17,800		$17,800

Series #10COBB	Per Unit	$39.00		$39.00
	Total Minimum	$31,200		$31,200
	Total Maximum	$39,000		$39,000

Series #POTTER	Per Unit	$24.00	$24.00
	Total Minimum	$57,600	$57,600
	Total Maximum	$72,000	$72,000

Series #TWOCITIES	Per Unit	$72.50	$72.50
	Total Minimum	$11,600	$11,600
	Total Maximum	$14,500	$14,500

Series #FROST	Per Unit	$67.50	$67.50
	Total Minimum	$10,800	$10,800
	Total Maximum	$13,500	$13,500

Series #BIRKINBLEU	Per Unit	$58.00	$58.00
	Total Minimum	$46,400	$46,400
	Total Maximum	$58,000	$58,000

Series #SMURF	Per Unit	$17.25	$17.25
	Total Minimum	$27,600	$27,600
	Total Maximum	$34,500	$34,500

Series #70RLEX	Per Unit	$20.00	$20.00
	Total Minimum	$16,000	$16,000
	Total Maximum	$20,000	$20,000

Series #71ALI	Per Unit	$15.50	$15.50
	Total Minimum	$24,800	$24,800
	Total Maximum	$31,000	$31,000

Series #98JORDAN	Per Unit	$64.00	$64.00
	Total Minimum	$102,400	$102,400
	Total Maximum	$128,000	$128,000

Series #AGHOWL	Per Unit	$38.00	$38.00
	Total Minimum	$15,200	$15,200
	Total Maximum	$19,000	$19,000

Series #EINSTEIN	Per Unit	$7.25	$7.25
	Total Minimum	$11,600	$11,600
	Total Maximum	$14,500	$14,500

Series #ROOSEVELT	Per Unit	$19.50	$19.50
	Total Minimum	$15,600	$15,600
	Total Maximum	$19,500	$19,500

Series #ULYSSES	Per Unit	$51.00	$51.00
	Total Minimum	$20,400	$20,400
	Total Maximum	$25,500	$25,500

Series #YOKO	Per Unit	$80.00	$80.00
	Total Minimum	$12,800	$12,800
	Total Maximum	$16,000	$16,000

Series #APEOD	Per Unit	$62.00	$62.00
	Total Minimum	$24,800	$24,800
	Total Maximum	$31,000	$31,000

Series #APROAK	Per Unit	$75.00	$75.00
	Total Minimum	$60,000	$60,000
	Total Maximum	$75,000	$75,000

Series #15PTKWT	Per Unit	$108.00	$108.00
	Total Minimum	$86,400	$86,400
	Total Maximum	$108,000	$108,000

Series #18ZION	Per Unit	$30.00	$30.00
	Total Minimum	$12,000	$12,000
	Total Maximum	$15,000	$15,000

Series #75ALI	Per Unit	$23.00	$23.00
	Total Minimum	$36,800	$36,800
	Total Maximum	$46,000	$46,000

Series #88JORDAN	Per Unit	$11.00	$11.00
	Total Minimum	$17,600	$17,600
	Total Maximum	$22,000	$22,000

Series #APOLLO11	Per Unit	$32.00	$32.00
	Total Minimum	$25,600	$25,600
	Total Maximum	$32,000	$32,000

Series #SNOOPY	Per Unit	$12.75	$12.75
	Total Minimum	$20,400	$20,400
	Total Maximum	$25,500	$25,500

Series #HONUS	Per Unit	$52.00	$52.00
	Total Minimum	$416,000	$416,000
	Total Maximum	$520,000	$520,000

Series #24RUTHBAT	Per Unit	$85.00	$85.00
	Total Minimum	$204,000	$204,000
	Total Maximum	$255,000	$255,000

Series #33RUTH	Per Unit	$38.50	$38.50
	Total Minimum	$61,600	$61,600
	Total Maximum	$77,000	$77,000

Series #56MANTLE	Per Unit	$1.00	$1.00
	Total Minimum	$8,000	$8,000
	Total Maximum	$10,000	$10,000

Series #BIRKINBOR	Per Unit	$26.25	$26.25
	Total Minimum	$42,000	$42,000
	Total Maximum	$52,500	$52,500

Series #HIMALAYA	Per Unit	$70.00	$70.00
	Total Minimum	$112,000	$112,000
	Total Maximum	$140,000	$140,000

Series #SPIDER1	Per Unit	$22.00	$22.00
	Total Minimum	$17,600	$17,600
	Total Maximum	$22,000	$22,000

Series #BATMAN3	Per Unit	$78.00	$78.00
	Total Minimum	$62,400	$62,400
	Total Maximum	$78,000	$78,000

(1) Dalmore Group, LLC (the “BOR” or “Dalmore”) will be acting as a broker of record and entitled to a Brokerage Fee as reflected herein and described in greater detail under “Plan of Distribution and Subscription Procedure – Broker” and “– Fees and Expenses” on page 103 and page 104 of the Offering Circular dated October 15, 2019 for additional information.

(2) We expect to engage a broker-dealer to act as custodian of interests and hold brokerage accounts for interest holders in connection with the Company’s offerings (the “Custodian”). It is anticipated that the Custodian will be entitled to a Custody Fee as reflected herein and described in greater detail under “Plan of Distribution and Subscription Procedure – Custodian” and “– Fees and Expenses” on page 104 of the Offering Circular dated October 15, 2019 for additional information.

(3) No underwriter has been engaged in connection with the Offering (as defined below) and neither the BOR, nor any other entity, receives a finder’ fee or any underwriting or placement agent discounts or commissions in relation to any Offering of Interests (as defined below). We intend to distribute all offerings of membership interests in any series of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests, the “Platform”, as described in greater detail under “Plan of Distribution and Subscription Procedure” on page 101 of the Offering Circular dated October 15, 2019 for additional information.

RSE Archive, LLC, a Delaware series limited liability company (“we,” “us,” “our,” “RSE Archive” or the “Company”) is offering, on a best efforts basis, a minimum (the “Total Minimum”) to a maximum (the “Total Maximum”) of membership interests of each of the following series of the Company, highlighted in gray in the “Master Series Table” in the “Interests In Series Covered By This Amendment” section. Series not highlighted in gray have completed their respective offerings at the time of this filing and the number of interests in the table represents the actual interests sold. The sale of membership interests is being facilitated by the BOR, a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and member of FINRA and is registered in each state where the offer or sales of the Interests will occur. It is anticipated that Interests will be offered and sold only in states where the BOR is registered as a broker-dealer.  For the avoidance of doubt, the BOR does not and will not solicit purchases of Interests or make any recommendations regarding the Interests to prospective investors.

All of the series of the Company offered hereunder may collectively be referred to herein as the “Series” and each, individually, as a “Series”.  The interests of all Series described above may collectively be referred to herein as the “Interests” and each, individually, as an “Interest” and the offerings of the Interests may collectively be referred to herein as the “Offerings” and each, individually, as an “Offering.”  See “Description of the Interests Offered” on page 129 of the Offering Circular dated October 15, 2019 for additional information regarding the Interests.

The Company is managed by RSE Archive Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member entity owned by RSE Markets, Inc. (“RSE Markets”).

It is anticipated that the Company’s core business will be the identification, acquisition, marketing and management of memorabilia and collectible items, collectively referred to as “Memorabilia Assets” or the “Asset Class,” for the benefit of the investors. The Series assets referenced in the “Interests In Series Covered By This Amendment” section may be referred to herein, collectively, as the “Underlying Assets” or each, individually, as an “Underlying Asset.” Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential offering or the closing of an offering from which proceeds are used to acquire the Underlying Asset may be referred to herein as an “Asset Seller.” See “Description of the Business” on page 108 for additional information regarding the Asset Class.

RSE Markets will serve as the asset manager (the “Asset Manager”) for each Series of the Company and provides services to the Underlying Assets in accordance with each Series’ asset management agreement.

This Offering Circular describes each individual Series found in the “Interests In Series Covered By This Amendment” section.

The Interests represent an investment in a particular Series and thus indirectly the Underlying Asset and do not represent an investment in the Company or the Manager generally.  We do not anticipate that any Series will own any assets other than the Underlying Asset associated with such Series.  However, we expect that the operations of the Company, including the issuance of additional Series of Interests and their acquisition of additional assets, will benefit Investors by enabling each Series to benefit from economies of scale and by allowing Investors to enjoy the Company’s memorabilia and collectibles collection at the Membership Experience Programs.

A purchaser of the Interests may be referred to herein as an “Investor” or “Interest Holder.”  There will be a separate closing with respect to each Offering (each, a “Closing”). The Closing of an Offering will occur on the earliest to occur of (i) the date subscriptions for the Total Maximum Interests for a Series have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Total Minimum Interests of such Series have been accepted.  If Closing has not occurred, an Offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or Amendment, as applicable, is qualified by the U.S. Securities and Exchange Commission, or the “Commission”, which period may be extended with respect to a particular Series by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the Offering for a particular Series in its sole discretion.

No securities are being offered by existing security-holders.

Each Offering is being conducted under Tier II of Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Offering Circular format.  The Company is not offering, and does not anticipate selling, Interests in any of the Offerings in any state where the BOR is not registered as a broker-dealer. The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest-bearing escrow account with Atlantic Capital Bank, N.A., the “Escrow Agent”, and will not be commingled with the operating account of the Series, until, if and when there is a Closing with respect to that Series.  See “Plan of Distribution and Subscription Procedure” and “Description of Interests Offered” on page 101 and page 129 of the Offering Circular dated October 15, 2019 for additional information.

A purchase of Interests in a Series does not constitute an investment in either the Company or an Underlying Asset directly, or in any other Series of Interest.  This results in limited voting rights of the Investor, which are solely related to a particular Series, and are further limited by the Limited Liability Company Agreement of the Company (as amended from time to time, the “Operating Agreement”), described further herein.  Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the Interest Holders and removal of the Manager for “cause”.  The Manager and the Asset Manager thus retain significant control over the management of the Company, each Series and the Underlying Assets.  Furthermore, because the Interests in a Series do not constitute an investment in the Company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Asset Manager will receive a fee in respect of its management of the Underlying Asset.

This Offering Circular contains forward-looking statements which are based on current expectations and beliefs concerning future developments that are difficult to predict.  Neither the Company nor the Manager or Asset Manager can guarantee future performance, or that future developments affecting the Company, the Manager, the Asset Manager, or the Platform will be as currently anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” on page 18 and page 6 of the Offering Circular dated October 15, 2019 for additional information.

There is currently no public trading market for any Interests, and an active market may not develop or be sustained.  If an active public or private trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Interests at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Interests.

The Interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Interests, whether via the Platform, via third party registered broker-dealers or otherwise. Prospective Investors should obtain their own legal and tax advice prior to making an investment in the Interests and should be aware that an investment in the Interests may be exposed to other risks of an exceptional nature from time to time. See the “Risk Factors” section on page 18 of the Offering Circular dated October 15, 2019.

GENERALLY, NO SALE MAY BE MADE TO YOU IN ANY OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO

ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO HTTP://WWW.INVESTOR.GOV.

NOTICE TO RESIDENTS OF THE STATES OF TEXAS AND WASHINGTON:

WE ARE LIMITING THE OFFER AND SALE OF SECURITIES IN THE STATES OF TEXAS AND WASHINGTON TO A MAXIMUM OF $5 MILLION IN ANY 12-MONTH PERIOD. WE RESERVE THE RIGHT TO REMOVE OR MODIFY SUCH LIMIT AND, IN THE EVENT WE DECIDE TO OFFER AND SELL ADDITIONAL SECURITIES IN THESE STATES, WE WILL FILE A POST-QUALIFICATION SUPPLEMENT TO THE OFFERING STATEMENT OF WHICH THIS OFFERING CIRCULAR IS A PART IDENTIFYING SUCH CHANGE.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sales of these securities in, any state in which such offer, solicitation or sale would be unlawful before registration or qualification of the offer and sale under the laws of such state.

An investment in the Interests involves a high degree of risk. See “Risk Factors” on page 18 of the Offering Circular dated October 15, 2019 for a description of some of the risks that should be considered before investing in the Interests.

TABLE OF CONTENTS

RSE ARCHIVE, LLC

SECTIONPAGE

Incorporation by Reference of Offering Circular10

INTERESTS IN SERIES COVERED BY THIS AMENDMENT11

USE OF PROCEEDS – Series #24RUTHBAT19

DESCRIPTION OF SERIES 1924 BABE RUTH BAT21

USE OF PROCEEDS – Series #33RUTH23

DESCRIPTION OF Series 1933 GOUDEY BABE RUTH CARD25

USE OF PROCEEDS – Series #56MANTLE27

DESCRIPTION OF SERIES 1956 TOPPS MICKEY MANTLE CARD29

USE OF PROCEEDS – Series #BIRKINBOR31

DESCRIPTION OF SERIES Hermès Bordeaux Porosus Birkin Bag33

USE OF PROCEEDS – Series #HIMALAYA35

DESCRIPTION OF SERIES Hermès Himalaya Birkin Bag37

USE OF PROCEEDS – Series #SPIDER139

DESCRIPTION OF Series 1963 Amazing Spider-Man #141

USE OF PROCEEDS – Series #BATMAN343

DESCRIPTION OF Series 1940 Batman #345

MANAGEMENT47

EXHIBIT INDEXIII-1

 Incorporation by Reference of Offering Circular

The Offering Circular, including this Post-Qualification Amendment, is part of an offering statement (File No. 024-11057) that was filed with the Securities and Exchange Commission. We hereby incorporate by reference into this Post-Qualification Amendment all of the information contained in the following:

1.Part II of the Post-Qualification Amendment to Offering Circular No.2 including the sections bulleted below, to the extent not otherwise modified or replaced by offering circular supplement and/or Post-Qualification Amendment.

•Description of Business

•Use of Proceeds and Asset Descriptions in Post-Qualification Amendment to Offering Circular No. 2

2.Part II of the Post-Qualification Amendment to Offering Circular No.1 including the sections bulleted below, to the extent not otherwise modified or replaced by offering circular supplement and/or Post-Qualification Amendment.

•Use of Proceeds and Asset Descriptions in Post-Qualification Amendment to Offering Circular No. 1

3.Part II of the Offering Circular dated October 15, 2019 including the sections bulleted below, to the extent not otherwise modified or replaced by offering circular supplement and/or Post-Qualification Amendment.

•Cautionary Note Regarding Forward-Looking Statements

•Trademarks and Trade Names

•Additional Information

•Offering Summary

•Risk Factors

•Potential Conflicts of Interest

•Dilution

•Use of Proceeds and Asset Descriptions

•Management’s Discussion and Analysis of Financial Condition and Results of Operation

•Plan of Distribution and Subscription Procedure

•Compensation

•Principal Interest Holders

•Description of Interests Offered

•Material United States Tax Considerations

•Where to Find Additional Information

Note that any statement we make in this Post-Qualification Amendment (or have made in the Offering Circular) will be modified or superseded by an inconsistent statement made by us in a subsequent offering circular supplement or Post-Qualification Amendment.

INTERESTS IN SERIES COVERED BY THIS AMENDMENT

The master series table below, referred to at times as the “Master Series Table”, shows key information related to each Series. This information will be referenced in the following sections when referring to the Master Series Table. In addition, see the “Description of Underlying Asset” and “Use of Proceeds” section for each individual Series for further details.

The Series assets referenced in the Master Series Table below may be referred to herein, collectively, as the “Underlying Assets” or each, individually, as an “Underlying Asset”. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential offering or the closing of an offering from which proceeds are used to acquire the Underlying Asset may be referred to herein as an “Asset Seller”.

Series / Series Name	Qualification Date	Underlying Asset	Offering Price per Interest	Minimum Offering Size	Maximum Offering Size	Agreement Type	Opening Date (1)	Closing Date (1)	Status	Sourcing Fee	Minimum Membership Interests (2)	Maximum Membership Interests (2)	Comments
#52MANTLE / Series Mickey Mantle Card	10/11/2019	1952 Topps #311 Mickey Mantle Card	$132.00	$132,000		Purchase Option Agreement	10/18/2019	10/25/2019	Closed	$3,090	1000

• Purchase Option Agreement to acquire Underlying Asset for $125,000 entered on 4/26/2019
• Down-payment of $15,000 on 5/2/2019 and final payment of $110,000 on 06/29/2019 were made and financed through non-interest-bearing payments from the Manager
• $132,000 Offering closed on 10/25/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#71MAYS / Series Willie Mays Jersey	10/11/2019	1971 Willie Mays Jersey	$28.50	$57,000	Purchase Option Agreement	10/25/2019	10/31/2019	Closed	$1,830	2000

• Purchase Option Agreement to acquire a majority equity stake (90%) in the Underlying Asset for $47,250, entered on 4/26/2019, which valued Underlying Asset at $52,500
• Down-payment of $12,500 on 5/2/2019 and final payment of $34,750 on 9/14/2019 were made and financed through non-interest-bearing payments from the Manager
• $57,000 Offering closed on 10/31/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#RLEXPEPSI / Series Rolex Gmt-Master II Pepsi	10/11/2019	Rolex GMT Master II 126710BLRO	$8.90	$17,800	Purchase Agreement	11/1/2019	11/6/2019	Closed	$22	2000

• Purchase Agreement to acquire the Underlying Asset for $16,800 entered on 8/30/2019
• Payments of $2,100 on 6/12/2019 and $14,700 on 9/14/2019 were made and financed through non-interest-bearing payments from the Manager
• $17,800 Offering closed on 11/6/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#10COBB / Series E98 Ty Cobb	10/11/2019	1910 E98 Ty Cobb Card	$39.00	$39,000	Purchase Option Agreement	11/8/2019	11/14/2019	Closed	$1,510	1000

• Purchase Option Agreement to acquire Underlying Asset for $35,000 entered on 4/26/2019
• Down-payment of $15,000 on 5/2/2019 and final payment of $20,000 on 06/29/2019 were made and financed through non-interest-bearing payments from the Manager
• $39,000 Offering closed on 11/14/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#POTTER / Series Harry Potter	10/11/2019	1997 First Edition Harry Potter	$24.00	$72,000	Purchase Agreement	11/15/2019	11/21/2019	Closed	($510)	3000

• Purchase Agreement to acquire the Underlying Asset for $65,000 entered on 7/5/2019
• Down-payment of $10,000 on 7/8/2019, additional payment of $10,000 on 8/7/2019 and final payment of $45,000 on 10/9/2019 were made and financed through non-interest-bearing payments from the Manager
• $72,000 Offering closed on 11/21/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#TWOCITIES / Series A Tale of Two Cities	10/11/2019	First Edition A Tale of Two Cities	$72.50	$14,500	Purchase Option Agreement	11/15/2019	11/21/2019	Closed	$55	200

• Purchase Option Agreement to acquire Underlying Asset for $12,000 entered on 7/30/2019
• Down-payment of $1,800 on 8/9/2019 and final payment of $10,200 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager
• $14,500 Offering closed on 11/21/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#FROST / Series A Boy’s Will	10/11/2019	First Edition A Boy's Will	$67.50	$13,500	Purchase Option Agreement	11/15/2019	11/21/2019	Closed	$865	200

• Purchase Option Agreement to acquire Underlying Asset for $10,000 entered on 7/30/2019
• Down-payment of $1,500 on 8/9/2019 and final payment of $8,500 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager
• $13,500 Offering closed on 11/21/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#BIRKINBLEU / Series Hermès Birkin Bag	11/1/2019	Bleu Saphir Lizard Hermès Birkin	$58.00	$58,000		Upfront Purchase	11/22/2019	11/27/2019	Closed	$170	1000

• Acquired Underlying Asset for $55,500 on 8/2/2019 financed through a non-interest-bearing payment from the Manager
• $58,000 Offering closed on 11/27/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#SMURF / Series Rolex Submariner "Smurf"	11/1/2019	Rolex Submariner Date "Smurf" Ref. 116619LB	$17.25	$34,500		Upfront Purchase	11/22/2019	11/27/2019	Closed	$2,905	2000

• Acquired Underlying Asset for $29,500 on 10/18/2019 financed through a non-interest-bearing payment from the Manager
• $34,500 Offering closed on 11/27/2019 and payments made by the Manager and other Obligations were paid through the proceeds
• (3)

#70RLEX / Series Rolex Beta 21	10/11/2019	1970 Rolex Ref. 5100 Beta 21	$20.00	$16,000	$20,000	Purchase Agreement	11/27/2019	Q4 2019 or Q1 2020	Open	$200	800	1000	• Purchase Agreement to acquire the Underlying Asset for $17,900 entered on 9/12/2019 • Payment of $17,900 on 6/12/2019 was made and financed through a non-interest-bearing payment from the Manager
#71ALI / Series “Fight of The Century” Contract	10/11/2019	1971 “Fight of the Century” Contract	$15.50	$24,800	$31,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$1,090	1600	2000	• Purchase Option Agreement to acquire Underlying Asset for $27,500 entered on 4/26/2019 • Payment of $27,500 on 5/2/2019 was made and financed through a non-interest-bearing payment from the Manager
#98JORDAN / Series Michael Jordan Jersey	10/11/2019	1998 Michael Jordan Jersey	$64.00	$102,400	$128,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$4,160	1600	2000

• Purchase Option Agreement to acquire Underlying Asset for $120,000 entered on 4/26/2019
• Down-payment of $60,000 on 5/2/2019 and final payment of $60,000 on 07/1/2019 were made and financed through non-interest-bearing payments from the Manager

#AGHOWL / Series Howl and Other Poems	10/11/2019	First Edition Howl and Other Poems	$38.00	$15,200	$19,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$810	400	500

• Purchase Option Agreement to acquire Underlying Asset for $15,500 entered on 7/30/2019
• Down-payment of $2,300 on 8/9/2019 and final payment of $13,200 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager

#EINSTEIN / Series Philosopher-Scientist	10/11/2019	First Edition of Philosopher-Scientist	$7.25	$11,600	$14,500	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$855	1600	2000

• Purchase Option Agreement to acquire Underlying Asset for $11,000 entered on 7/30/2019
• Down-payment of $1,650 on 8/9/2019 and final payment of $9,350 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager

#ROOSEVELT / Series African Game Trails	10/11/2019	First Edition African Game Trails	$19.50	$15,600	$19,500	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$1,205	800	1000

• Purchase Option Agreement to acquire Underlying Asset for $17,000 entered on 7/30/2019
• Down-payment of $2,550 on 8/9/2019 and final payment of $14,450 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager

#ULYSSES / Series Ulysses	10/11/2019	1935 First Edition Ulysses	$51.00	$20,400	$25,500	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$695	400	500

• Purchase Option Agreement to acquire Underlying Asset for $22,000 entered on 7/30/2019
• Down-payment of $3,400 on 8/9/2019 and final payment of $18,600 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager

#YOKO / Series Grapefruit	10/11/2019	First Edition Grapefruit	$80.00	$12,800	$16,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$840	160	200

• Purchase Option Agreement to acquire Underlying Asset for $12,500 entered on 7/30/2019
• Down-payment of $1,800 on 8/9/2019 and final payment of $10,700 on 10/11/2019 were made and financed through non-interest-bearing payments from the Manager

#APEOD / Series Audemars Piguet "End of Days"	11/1/2019	Audemars Piguet Royal Oak Offshore "End of Days" Ref.25770SN.O.0001KE.01	$62.00	$24,800	$31,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$940	400	500	• Acquired Underlying Asset for $28,000 on 10/18/2019 financed through a non-interest-bearing payment from the Manager
#APROAK / Series Audemars Piguet A-Series	11/1/2019	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	$75.00	$60,000	$75,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($63)	800	1000	• Acquired Underlying Asset for $72,500 on 10/18/2019 financed through a non-interest-bearing payment from the Manager
#15PTKWT / Series Patek Philippe World Time	11/1/2019	Patek Philippe Complications World Time Ref. 5131R-001	$108.00	$86,400	$108,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($140)	800	1000	• Purchase Option Agreement to acquire Underlying Asset for $105,000 entered on 10/18/2019 with expiration on 12/18/2019
#18ZION / Series Zion Williamson 2018 Sneakers	11/1/2019	2018 Zion Williamson Adidas James Harden Sneakers	$30.00	$12,000	$15,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$200	400	500	• Acquired Underlying Asset for $13,500 on 10/17/2019 financed through a non-interest-bearing payment from the Manager
#75ALI / Series Ali-Wepner Fight Boots	11/1/2019	1975 Muhammad Ali Boots worn in fight against Chuck Wepner	$23.00	$36,800	$46,000	Purchase Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($10)	1600	2000

• Purchase Agreement to acquire the Underlying Asset for $44,000 entered on 10/16/2019 with expiration on 12/16/209
• Down-payment of $22,000 on 10/17/2019 was made and financed through a non-interest-bearing payment from the Manager

#88JORDAN / Series Michael Jordan 1988 Sneakers	11/1/2019	1998 Michael Jordan Nike Air Jordan III Sneakers	$11.00	$17,600	$22,000	Purchase Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$230	1600	2000	• Purchase Agreement to acquire the Underlying Asset for $20,000 entered on 10/16/2019 with expiration on 12/16/209
#APOLLO11 / Series New York Times Apollo 11	11/1/2019	Apollo 11 Crew-Signed New York Times Cover	$32.00	$25,600	$32,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$130	800	1000	• Acquired Underlying Asset for $30,000 on 10/17/2019 financed through a non-interest-bearing payment from the Manager

#SNOOPY / Series 2015 Omega Speedmaster "Silver Snoopy"	11/27/2019	2015 Omega Speedmaster Moonwatch	$12.75	$20,400	$25,500	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($55)	1600	2000	• Acquired Underlying Asset for $24,000 on 10/29/2019 financed through a non-interest-bearing payment from the Manager
#HONUS / Series T206 Honus Wagner Card	11/27/2019	1909-1911 T206 Honus Wagner Card	$52.00	$416,000	$520,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$5,572	8000	10000

• Purchase Option Agreement to acquire a minority equity stake (43%) in the Underlying Asset from the Asset Seller, an affiliate of the Company for $225,000, entered on 11/11/2019  with expiration on 12/26/2019, which valued the Underlying Asset at $500,028.
• Down-payment of $100,000 on 11/11/2019 was made and financed through a non-interest-bearing payment from the Manager

#24RUTHBAT / Series 1924 Babe Ruth Bat		1924 George "Babe" Ruth Professional Model Bat	$85.00	$204,000	$255,000	Purchase Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($513)	2400	3000

• Purchase Agreement to acquire the Underlying Asset for $250,000 entered on 11/21/2019 with expiration on 2/19/2020
• Down-payment of $50,000 on 11/26/2019 was made and financed through a non-interest-bearing payment from the Manager

#33RUTH / Series 1933 Goudey Babe Ruth Card		1933 Goudey #144 Babe Ruth Card	$38.50	$61,600	$77,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$603	1600	2000	• Acquired Underlying Asset for $74,000 on 11/26/2019 financed through a non-interest-bearing payment from the Manager
#56MANTLE / Series 1956 Topps Mickey Mantle Card		1956 Topps #135 Mickey Mantle Card	$1.00	$8,000	$10,000	Upfront Purchase	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	($650)	8000	10000	• Acquired Underlying Asset for $9,000 on 11/26/2019 financed through a non-interest-bearing payment from the Manager
#BIRKINBOR / Series Hermès Bordeaux Porosus Birkin Bag		2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	$26.25	$42,000	$52,500	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$225	1600	2000

• Purchase Option Agreement to acquire Underlying Asset for $50,000 entered on 11/20/2019
• Down-payment of $12,500 on 12/26/2019 was made and financed through non-interest-bearing payments from the Manager

#HIMALAYA / Series Hermès Himalaya Birkin Bag	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	$70.00	$112,000	$140,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$6,300	1600	2000

• Purchase Option Agreement to acquire Underlying Asset for $130,000 entered on 11/20/2019
• Down-payment of $32,500 on 11/26/2019 was made and financed through non-interest-bearing payments from the Manager

#SPIDER1 / Series 1963 Amazing Spider-Man #1	1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5	$22.00	$17,600	$22,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$230	800	1000

• Purchase Option Agreement to acquire Underlying Asset for $20,000 entered on 11/27/2019
• Down-payment of $5,000 on 11/27/2019 was made and financed through non-interest-bearing payments from the Manager

#BATMAN3 / Series 1940 Batman #3	1940 D.C. Comics Batman #3 CGC NM 9.4	$78.00	$62,400	$78,000	Purchase Option Agreement	Q4 2019 or Q1 2020	Q4 2019 or Q1 2020	Upcoming	$585	800	1000

• Purchase Option Agreement to acquire Underlying Asset for $75,000 entered on 11/27/2019
• Down-payment of $18,750 on 11/27/2019 was made and financed through non-interest-bearing payments from the Manager

        Note: Gray shading represents Series for which no Closing of an Offering has occurred.

(1)If exact offering dates (specified as Month Day, Year) are not shown, then expected offering dates are presented.

(2)Interests sold in Series is limited to 2,000 “qualified purchasers” with a maximum of 500 non- “accredited investors”.

(3)Fees represent actual fees paid at closing of the offerings.

(4)Represents actual number of Interests sold in completed Offering.

(5)Represents actual Offering Size of completed Offering

USE OF PROCEEDS – Series #24RUTHBAT

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #24RUTHBAT Asset Cost (1)	$250,000	98.04%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	0.20%
	Brokerage Fee	$2,550	1.00%
	Offering Expenses (2)	$1,913	0.75%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$200	0.08%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.04%
	Marketing Materials	$250	0.10%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	-$513	-0.20%
	Total Fees and Expenses	$4,500	1.76%
	Total Proceeds	$255,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.29 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Purchase Agreement
Date of Agreement	11/21/2019
Expiration Date of Agreement	2/19/2020
Down-payment Amount	$50,000
Installment 1 Amount	$50,000
Installment 2 Amount	$150,000
Acquisition Expenses	$550

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF SERIES 1924 BABE RUTH BAT

Investment Overview

•Upon completion of the Series #24RUTHBAT Offering, Series #24RUTHBAT will purchase a 1924 George “Babe” Ruth Professional Model Bat as the Underlying Asset for Series #24RUTHBAT (The “Series 1924 Babe Ruth Bat” or the “Underlying Asset” with respect to Series #24RUTHBAT, as applicable), the specifications of which are set forth below.

•The Underlying Asset is a Hillerich & Bradsby Louisville Slugger model baseball bat used by Babe Ruth during the final portion of the 1924 Major League Baseball (MLB) season.

•George Herman “Babe” Ruth Jr. was a professional baseball player in the MLB from 1914-1935. Ruth won three World Series championships with the Boston Red Sox before being traded to the New York Yankees in 1919, with whom he would win an additional 4 titles. Ruth set many records during his tenure, including career home runs and runs batted in. “The Bambino” was inducted into the Baseball Hall of Fame as part of the 1936 inaugural class and was ranked #1 in The Sporting News “Baseball’s 100 Greatest Players”.

•During the 1924 season, Ruth won the American League batting title and lead the league in home runs, on base percentage, slugging percentage and total bases.

Asset Description

Overview & Authentication

•The Underlying Asset was used by Babe Ruth during the final games of the 1924 MLB Season during which time he clinched the American League Batting Title with a .378 batting average.

•Ruth presented the Underlying Asset to Ernie Johnson, who played infield for the Yankees from 1923 to 1925, at the conclusion of the 1924 season. Johnson passed the Underlying Asset down to his son, who in turn presented the bat to his Chicago Cubs teammate, Len Merullo.

•The Underlying Asset comes fully authenticated, with a Letter of Authenticity from Len Merullo, Jr. who inherited the bat from his father.

•Professional Sports Authenticator (PSA/DNA) has provided a letter of grading and authenticity for the Underlying Asset and issued a grading of PSA/DNA GU (Game Used) 9.5.

Notable Features

•The Underlying Asset was manufactured by Hillerich & Bradsby and is Ruth’s first personal model, the R2.

•The Underlying Asset is 36 in. long, weighs 38.8 oz. and is made from Ash wood with a standard finish.

•The Underlying Asset displays notable characteristics attributable to use by Babe Ruth, including a left-barrel contact area and upper barrel cleat impressions.

Notable Defects

•The Underlying Asset is un-cracked and shows evidence of moderate use. Ball marks are visible on the left barrel and cleat marks are present on the right, left, and back barrel.

Details

Series 1924 Babe Ruth Bat
Sport	Baseball
Professional League	Major League Baseball (MLB)
Player / Number	George Herman “Babe” Ruth / 3
Team	New York Yankees
Season	1924
Memorabilia Type / Manufacturer	R2 Professional Model Bat / Hillerich & Bradsby
Primary Color	Brown
Length	36.0 inches
Weight	38.8 ounces
Wood	Ash
Finish	Standard
Location	Yankee Stadium, NY
Authentication	PSA/DNA
Condition	Original, Unaltered, Game-Used

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1924 Babe Ruth Bat going forward.

USE OF PROCEEDS – Series #33RUTH

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #33RUTH Asset Cost (1)	$74,000	96.10%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	0.65%
	Brokerage Fee	$770	1.00%
	Offering Expenses (2)	$578	0.75%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$200	0.26%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.13%
	Marketing Materials	$250	0.32%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	$603	0.78%
	Total Fees and Expenses	$2,500	3.25%
	Total Proceeds	$77,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.30 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Upfront Purchase
Date of Agreement	11/26/2019
Expiration Date of Agreement	N/A
Down-payment Amount	$0
Installment 1 Amount	$74,000
Installment 2 Amount	$0
Acquisition Expenses	$550

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF Series 1933 GOUDEY BABE RUTH CARD

Investment Overview

•Upon completion of the Series #33RUTH Offering, Series #33RUTH will purchase a 1933 Goudey #144 Babe Ruth Card as the Underlying Asset for Series #33RUTH (The “Series 1933 Goudey Babe Ruth Card” or the “Underlying Asset” with respect to Series #33RUTH, as applicable), the specifications of which are set forth below.

•George Herman “Babe” Ruth Jr. was a professional baseball player in the MLB from 1914-1935. Ruth won three World Series championships with the Boston Red Sox before being traded to the New York Yankees in 1919, with whom he would win an additional 4 titles. Ruth set many records during his tenure, including career home runs and runs batted in. “The Bambino” was inducted into the Baseball Hall of Fame as part of the 1936 inaugural class and was ranked #1 in The Sporting News “Baseball’s 100 Greatest Players”.

•The Goudey Gum Company was an American chewing gum company founded in 1919. Goudey released the first set of baseball gum cards in 1933 with a 240-card set dubbed “Big League Chewing Gum”.

•The 1933 MLB season was Ruth’s penultimate season with the Yankees in which he batted .301, hit 34 home runs and had 103 runs batted in.

•The Underlying Asset is a 1933 Goudey #144 Babe Ruth Card with a PSA Grade 8 rating.

Asset Description

Overview & Authentication

•The Underlying Asset is one of four Babe Ruth cards (#53, #144, #149, #188) included in the 1933 Goudey issue.

•The 1933 Goudey #144 card has over 1,000 total cards graded by Professional Sports Authenticator (PSA).

•PSA has given the Underlying Asset a grade of NM-MT 8, putting the Underlying Asset among the highest graded cards of this type with only 4 cards graded higher.

Notable Features

•The Underlying Asset is commonly known as the “Full Body Ruth” and features Babe Ruth in a standing position with a bat over his right shoulder.

•The bottom of the Underlying Asset has a red label with the title of the series, “Big League Chewing Gum”.

•The Underlying Asset has the player’s name “George Herman (Babe) Ruth” in blue writing on the top left of the card.

•The Underlying Asset measures 2-2/8” by 2-7/8”.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its age and condition grade from PSA.

Details

Series 1933 Goudey Babe Ruth Card
Sport	Baseball
Professional League	Major League Baseball (MLB)
Player / Number	George Herman “Babe” Ruth / 3
Team	New York Yankees
Year / Season	1933
Memorabilia Type	Trading Card
Manufacturer	Goudey Gum Company
Issue	1933 Goudey (R319)
Card Number in Set	144
Authentication	PSA
Grade	NM-MT 8

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1933 Goudey Babe Ruth Card going forward.

USE OF PROCEEDS – Series #56MANTLE

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #56MANTLE Asset Cost (1)	$9,000	90.00%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	5.00%
	Brokerage Fee	$100	1.00%
	Offering Expenses (2)	$500	5.00%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$200	2.00%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	1.00%
	Marketing Materials	$250	2.50%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	-$650	-6.50%
	Total Fees and Expenses	$500	5.00%
	Total Proceeds	$10,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.31 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Upfront Purchase
Date of Agreement	11/26/2019
Expiration Date of Agreement	N/A
Down-payment Amount	$0
Installment 1 Amount	$9,000
Installment 2 Amount	$0
Acquisition Expenses	$550

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF SERIES 1956 TOPPS MICKEY MANTLE CARD

Investment Overview

•Upon completion of the Series #56MANTLE Offering, Series #56MANTLE will purchase a 1956 Topps #135 Mickey Mantle Card as the Underlying Asset for Series #56MANTLE (The “Series 1956 Topps Mickey Mantle Card” or the “Underlying Asset” with respect to Series #56MANTLE, as applicable), the specifications of which are set forth below.

•Mickey Mantle was an American professional baseball player who played for the New York Yankees from 1951 to 1968 as a center fielder and a first baseman.

•Over the course of his career, Mantle was selected to 16 all-star teams and won the World Series seven times.  In addition, Mantle holds the World Series record with 18 home runs in the Series.

•Mantle was recognized three times as the American League Most Valuable Player, and in 1956 he was the winner of the Triple Crown (Most Home Runs – 52, Most Runs Batted In – 130, and Highest Batting Average – .353).

•The Underlying Asset is a 1956 Topps #135 Mickey Mantle Card with a PSA Grade 8 rating.

Asset Description

Overview & Authentication

•In 1956, Topps purchased Bowman, its rival trading card company, marking the beginning of Topps’ prominence in the baseball card industry.

•The Underlying Asset is part of the 1956 Topps Series 2 issue, which featured cards #101-180. Cards numbered 1 through 180 featured either a white or gray back.

•Packs of 1956 Topps baseball cards were issued in single card penny packs or six card nickel packs and could also be purchased from gumball machines.

•The Underlying Asset pictures Mantle during one of his most successful professional years in which he personally won the Triple Crown and helped the Yankees beat the Dodgers in the World Series.

Notable Features

•The Underlying Asset features a grinning Mickey Mantle superimposed on a color image of the outfielder making a leaping catch into the stands.

•The Underlying Asset lists Mantle’s position and team “outfield NEW YORK YANKEES” and displays his facsimile signature.

•The Underlying Asset measures 2-5/8” by 3-3/4”.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its age and condition grade from PSA.

Details

Series 1956 Topps Mickey Mantle Card
Sport	Baseball
Professional League	Major League Baseball (MLB)
Player / Number	Mickey Mantle / 7
Team	New York Yankees
Year / Season	1956
Memorabilia Type	Trading Card
Manufacturer	Topps
Card Number in Set	#135
Authentication	PSA
Grade	8

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1956 Topps Mickey Mantle Card going forward.

USE OF PROCEEDS – Series #BIRKINBOR

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #BIRKINBOR Asset Cost (1)	$50,000	95.24%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	0.95%
	Brokerage Fee	$525	1.00%
	Offering Expenses (2)	$500	0.95%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$400	0.76%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.19%
	Marketing Materials	$250	0.48%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	$225	0.43%
	Total Fees and Expenses	$2,000	3.81%
	Total Proceeds	$52,500	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.32 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Purchase Option Agreement
Date of Agreement	11/20/2019
Expiration Date of Agreement	2/18/2020
Down-payment Amount	$12,500
Installment 1 Amount	$37,500
Installment 2 Amount	$0
Acquisition Expenses	$750

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF SERIES Hermès Bordeaux Porosus Birkin Bag

Investment Overview

•Upon completion of the Series #BIRKINBOR Offering, Series #BIRKINBOR will purchase a  2015 Hermès 35cm Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware as the Underlying Asset for Series #BIRKINBOR (The “Series Hermès Bordeaux Porosus Birkin Bag” or the “Underlying Asset” with respect to Series #BIRKINBOR, as applicable), the specifications of which are set forth below.

•Hermès International S.A. is a French high fashion luxury goods manufacturer established in 1837.

•The Hermès Birkin Bag was first released in 1984 after Jane Birkin, an actress, and Jean-Louis Dumas, the chairman of Hermès, sat next to each other on a flight. Birkin complained to Dumas about her struggles to find a bag big enough to carry her young daughter’s things, and by the end of the flight they had put together preliminary sketches of the “Birkin Bag.”

•Each Birkin Bag is handmade, and prices vary according to the material and dye color used, as well as the type of hardware. The bags are distributed to Hermès boutiques in limited quantities, creating scarcity and exclusivity.

Asset Description

Overview & Authentication

•The Underlying Asset is a 2015 Hermès 35cm Shiny Bordeaux Porosus Crocodile Birkin Bag with Gold Hardware.

•The Underlying Asset is made from rare Crocodylus porosus skin which is buffed with stone to achieve a shiny finish.

Notable Features

•The Underlying Asset displays a Hermès logo with an “^” symbol to denote the Porosus Crocodile skin.

•The Underlying Asset features gold hardware, two rolled leather handles, and a flap closure with two belted straps and a turn lock in the center.

•The Underlying Asset has four protective feet at its base, one zipped pocket on the exterior and one open pocket on the inside.

•The Underlying Asset comes with its original lock, keys, clochette, leather card, box, and ribbon.

•The Underlying Asset has a length of 35 cm, width of 19 cm and height of 27 cm.

Notable Defects

•The Underlying Asset is in like-new condition and shows no signs of wear.

Details

Series Hermès Bordeaux Porosus Birkin Bag
Manufacturer	Hermès
Model	Shiny Bordeaux Porosus Crocodile Birkin 35cm
Hardware	Gold
Country of Origin	France
Year	2015
Color	Bordeaux
Accompanied By:	Lock, Keys, Clochette, Leather Card, Two Small Dust Bags, Large Dust Bag, Box and Ribbon.
Closure	Flap closure with two belted straps and a turn lock in the center
Primary Material	Porosus Crocodile
Height	27 centimeters
Length	35 centimeters
Width	19 centimeters

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Hermès Bordeaux Porosus Birkin Bag going forward.

USE OF PROCEEDS – Series #HIMALAYA

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #HIMALAYA Asset Cost (1)	$130,000	92.86%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	0.36%
	Brokerage Fee	$1,400	1.00%
	Offering Expenses (2)	$1,050	0.75%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$400	0.29%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.07%
	Marketing Materials	$250	0.18%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	$6,300	4.50%
	Total Fees and Expenses	$9,500	6.79%
	Total Proceeds	$140,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.33 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Purchase Option Agreement
Date of Agreement	11/20/2019
Expiration Date of Agreement	2/18/2020
Down-payment Amount	$32,500
Installment 1 Amount	$97,500
Installment 2 Amount	$0
Acquisition Expenses	$750

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF SERIES Hermès Himalaya Birkin Bag

Investment Overview

•Upon completion of the Series #HIMALAYA Offering, Series #HIMALAYA will purchase a 2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware as the Underlying Asset for Series #HIMALAYA (The “Series Hermès Himalaya Birkin Bag” or the “Underlying Asset” with respect to Series #HIMALAYA, as applicable), the specifications of which are set forth below.

•Hermès International S.A. is a French high fashion luxury goods manufacturer established in 1837.

•The Hermès Birkin Bag was first released in 1984 after Jane Birkin, an actress, and Jean-Louis Dumas, the chairman of Hermès, sat next to each other on a flight. Birkin complained to Dumas about her struggles to find a bag big enough to carry her young daughter’s things, and by the end of the flight they had put together preliminary sketches of the “Birkin Bag.”

•Each Birkin bag is handmade, and prices vary according to the material and dye color used, as well as the type of hardware. The bags are distributed to Hermès boutiques in limited quantities, creating scarcity and exclusivity.

Asset Description

Overview & Authentication

•The Underlying Asset is a 2014 Hermès 30cm Blanc Himalaya Matte Niloticus Crocodile Birkin Bag with Palladium Hardware.

•The Underlying Asset is made from rare Crocodylus niloticus skin and its name is derived from the color gradation of the bag, which is designed to resemble the Himalayas.

Notable Features

•The Underlying Asset displays a Hermès logo with two apostrophes (‘’) to denote the use of Niloticus Crocodile skin.

•Hermès craftsmen achieve the white coloration on the center body of Himalaya Birkin handbags by stripping away the pigment of the crocodile skin until the desired shade is reached.

•The Underlying Asset features palladium hardware, two rolled leather handles, and a flap closure with two belted straps and a turn lock in the center.

•The Underlying Asset has four protective feet at its base, one zipped pocket on the exterior and one open pocket on the inside.

•The Underlying Asset comes with its original lock, keys, clochette, leather card, box, and ribbon.

•The Underlying Asset has a length of 30 cm, width of 16 cm and height of 23 cm.

Notable Defects

•The Underlying Asset is in like-new condition and shows no signs of wear.

Details

Series Hermès Himalaya Birkin Bag
Manufacturer	Hermès
Model	Blanc Himalaya Matte Niloticus Crocodile Birkin 30cm
Hardware	Palladium
Country of Origin	France
Year	2014
Color	Blanc
Accompanied By:	Lock, Keys, Clochette, Leather Card, Two Small Dust Bags, Large Dust Bag, Box and Ribbon.
Closure	Flap closure with two belted straps and a turn lock in the center
Primary Material	Niloticus Crocodile
Height	23 centimeters
Length	30 centimeters
Width	16 centimeters

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Hermès Himalaya Birkin Bag going forward.

USE OF PROCEEDS – Series #SPIDER1

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #SPIDER1 Asset Cost (1)	$20,000	90.91%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	2.27%
	Brokerage Fee	$220	1.00%
	Offering Expenses (2)	$500	2.27%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$200	0.91%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.45%
	Marketing Materials	$250	1.14%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	$230	1.05%
	Total Fees and Expenses	$1,500	6.82%
	Total Proceeds	$22,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.34 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Purchase Option Agreement
Date of Agreement	11/27/2019
Expiration Date of Agreement	2/25/2020
Down-payment Amount	$5,000
Installment 1 Amount	$15,000
Installment 2 Amount	$0
Acquisition Expenses	$550

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF Series 1963 Amazing Spider-Man #1

Investment Overview

•Upon completion of the Series #SPIDER1 Offering, Series #SPIDER1 will purchase a 1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5 as the Underlying Asset for Series #SPIDER1 (The “Series 1963 Amazing Spider-Man #1” or the “Underlying Asset” with respect to Series #SPIDER1, as applicable), the specifications of which are set forth below.

•Marvel Comics is the brand name of Marvel Worldwide, Inc. a publisher of American comic books and media. The company was founded in 1939 by Martin Goodman.

•Spider-Man is a fictional superhero in the Marvel Comics Universe, first appearing in Amazing Fantasy #15 in July 1962. The first “Amazing Spider-Man” comic book debuted in March 1963 and has since spawned a media franchise that has generated ~$29 billion in revenue.

•The Underlying Asset is an original copy of the Amazing Spider-Man #1 comic book with a CGC rating of FN+ 6.5.

Asset Description

Overview & Authentication

•The Underlying Asset is the first comic book in the Spider-Man series and was published by Marvel Comics on March 1, 1963.

•Comics Guaranty Company (CGC) has given the Underlying Asset a grade of FN+ 6.5, putting the Underlying Asset in the top 14.4% of comic books of this issue graded by CGC with 433 copies graded higher.

Notable Features

•The Underlying Asset features the first appearance of Spider-Man in his own series and the first appearance of Jonah Jameson.

•The Underlying Asset was written by Stan Lee and drawn by Jack Kirby.

•The cover of the Underlying Asset features an illustration of Spider-Man with the Fantastic Four.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its age and condition grade from CGC.

Details

Series 1963 Amazing Spider-Man #1
Title	Amazing Spider-Man #1
Writer	Stan Lee
Artist	Jack Kirby
Publisher	Marvel Comics
Publication Date	3/1/1963
Authentication	Comics Guaranty Company (CGC)
Grade	CGC FN+ 6.5

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1963 Amazing Spider-Man #1 going forward.

USE OF PROCEEDS – Series #BATMAN3

We estimate that the gross proceeds of the Series Offering (including from Series Interests acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used as follows:

	Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
	Uses
	Cash Portion of the #BATMAN3 Asset Cost (1)	$75,000	96.15%
	Equity retained by Asset Seller (1)	$0	0.00%
	Cash on Series Balance Sheet	$500	0.64%
	Brokerage Fee	$780	1.00%
	Offering Expenses (2)	$585	0.75%
Acquisition Expenses (3)	Accrued Interest	$0	0.00%
	Finder Fee	$0	0.00%
	Authentication Expense	$200	0.26%
	Transport from Seller to Warehouse incl. associated Insurance (as applicable)	$100	0.13%
	Marketing Materials	$250	0.32%
	Refurbishment & maintenance	$0	0.00%
	Sourcing Fee	$585	0.75%
	Total Fees and Expenses	$2,500	3.21%
	Total Proceeds	$78,000	100.00%

(1)Consists of an agreement listed in the Series Detail Table with the Asset Seller to be paid in full at the expiration date of the agreement listed in the Series Detail Table.

(2)Solely in connection with the offering of the Series Interests, the Manager has assumed and will not be reimbursed for Offering Expenses, except for expenses related to the Custody Fee, which will be paid through the proceeds of the Series Offering.

(3)To the extent that Acquisition Expenses are lower than anticipated, any overage would be maintained in an operating account for future Operating Expenses.

On the date listed in the Series Detail Table, the Company entered into the agreement listed in the Series Detail Table regarding the Series with the Asset Seller for the Cash Portion of the Asset Cost listed in the Use of Proceeds Table. A copy of the purchase agreement is attached as Exhibit 6.35 hereto.

Upon the closing of the Offering, proceeds from the sale of the Series Interests will be distributed to the account of the Series. The Series will complete the agreement and pay the Asset Seller the amounts listed in the Series Detail Table.

Series Detail Table
Agreement Type	Purchase Option Agreement
Date of Agreement	11/27/2019
Expiration Date of Agreement	2/25/2020
Down-payment Amount	$18,750
Installment 1 Amount	$56,250
Installment 2 Amount	$0
Acquisition Expenses	$550

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Brokerage Fee to the BOR as consideration for providing certain broker-dealer services to the Company in connection with this Series Offering, (ii) the Offering Expenses related to the anticipated Custody Fee, (iii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iv) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Series.  Of the proceeds of the Series Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF Series 1940 Batman #3

Investment Overview

•Upon completion of the Series #BATMAN3 Offering, Series #BATMAN3 will purchase a 1940 D.C. Comics Batman #3 CGC NM 9.4 as the Underlying Asset for Series #BATMAN3 (The “Series 1940 Batman #3” or the “Underlying Asset” with respect to Series #BATMAN3, as applicable), the specifications of which are set forth below.

•DC Comics, Inc. is an American comic book publisher established in 1934.

•Batman is a fictional superhero in the DC Comics Universe, first appearing in Detective Comics #27 in May 1939. The first self-titled Batman comic book debuted on March 31, 1940 and has since spawned a media franchise that has generated over $25 billion in revenue.

•The Underlying Asset is an original copy of the Batman #3 comic book with a CGC rating of NM 9.4.

Asset Description

Overview & Authentication

•The Underlying Asset is the third comic book in the Batman series and was published by D.C. Comics on October 10, 1940.

•Comics Guaranty Company (CGC) has given the Underlying Asset a grade of NM 9.4 and is the highest CGC-graded copy of Batman #3 in existence.

Notable Features

•The Underlying Asset features the first appearance of Catwoman in costume and the first appearance of Puppet Master.

•The Underlying Asset was written by Bill Finger and drawn by Bob Kane.

•The cover of the Underlying Asset features an illustration of Batman and Robin in full sprint against a black background.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its age and condition grade from CGC.

Details

Series 1940 Batman #3
Title	Batman #3
Writer	Bill Finger
Artist	Bob Kane
Publisher	D.C. Comics
Publication Date	10/10/1940
Authentication	Comics Guaranty Company (CGC)
Grade	CGC NM 9.4

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1940 Batman #3 going forward.

MANAGEMENT

Manager

The Manager of the Company will be RSE Archive Manager, LLC, a Delaware limited liability company formed on March 27, 2019.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy.  The Asset Manager, the sole member of the Manager, has established a Board of Directors that will make decisions with respect to all asset acquisitions, dispositions and maintenance schedules, with guidance from the Advisory Board.  The Manager and the officers and directors of the Asset Manager are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.  The Manager is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the Underlying Assets at Membership Experience Programs in order to generate profits and evaluating potential sale offers, which may lead to the liquidation of a Series.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager.  The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled.  The Manager may change our objectives at any time without approval of Interest Holders.  The Manager itself has no track record and is relying on the experience of the individual officers, directors and advisors of the Asset Manager. The Asset Manager is also the manager and asset manager for RSE Collection, LLC, another series limited liability company with a similar business in the collectible automobile asset class, which commenced principal operations in 2017. While the Asset Manager thus has some similar management experience, its experience is limited, and it has no experience selecting or managing assets in the Asset Class.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement.  The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Interest Holders.  Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

Asset Sourcing and Disposition Services:

-Together with guidance from the Advisory Board, define and oversee the overall Underlying Asset sourcing and disposition strategy;

Services in Connection with an Offering:

-Create and manage all Series of Interests for offerings related to Underlying Assets on the Platform;

-Develop offering materials, including the determination of specific terms and structure and description of the Underlying Assets;

-Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and related coordination with advisors;

-Prepare all marketing materials related to offerings;

-Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

-Create and implement various technology services, transactional services, and electronic communications related to any offerings;

-All other necessary offering related services, which may be contracted out;

Asset Monetization Services:

-Together with advice from the Asset Manager, create and manage all Membership Experience Programs and determine participation in such programs by any Underlying Assets;

-Together with advice from the Asset Manager, Evaluate and enter into service provider contracts related to the operation of Membership Experience Programs;

-Allocate revenues and costs related to Membership Experience Programs to the appropriate Series in accordance with our allocation policy;

-Approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and Membership Experience Programs;

Interest Holder Relationship Services:

-Provide any appropriate updates related to Underlying Assets or offerings electronically or through the Platform;

-Manage communications with Interest Holders, including answering e-mails, preparing and sending written and electronic reports and other communications;

-Establish technology infrastructure to assist in providing Interest Holder support and services;

-Determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;

-Maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a Series;

Administrative Services:

-Manage and perform the various administrative functions necessary for our day-to-day operations;

-Provide financial and operational planning services and collection management functions including determination, administration and servicing of any Operating Expenses Reimbursement Obligation made to the Company or any Series by the Manager or the Asset Manager to cover any Operating Expense shortfalls;

-Administer the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

-Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

-Maintain all appropriate books and records for the Company and all the Series of Interests;

-Obtain and update market research and economic and statistical data in the Underlying Assets and the general Asset Class;

-Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

-Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

-Provide all necessary cash management services;

-Manage and coordinate with the transfer agent, custodian or broker-dealer, if any, the process of making distributions and payments to Interest Holders or the transfer or re-sale of securities as may be permitted by law;

-Evaluate and obtain adequate insurance coverage for the Underlying Assets based upon risk management determinations;

-Track the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

-Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

-Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Responsibilities of the Asset Manager

The responsibilities of the Asset Manager include:

Asset Sourcing and Disposition Services:

- Manage the Company’s asset sourcing activities including, creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, verifying authenticity and condition of specific assets, and structuring partnerships with collectors, brokers and dealers who may provide opportunities to source quality assets;

-Negotiate and structure the terms and conditions of acquisitions of or purchase option agreements or purchase agreements for Underlying Assets with Asset Sellers;

-Evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

-Structure and negotiate the terms and conditions of transactions pursuant to which Underlying Assets may be sold or otherwise disposed.

Asset Management and Maintenance Services with Respect to the Underlying Assets:

-Develop a maintenance schedule and standards of care in consultation with the Advisory Board and oversee compliance with such maintenance schedule and standards of care;

-Purchase and maintain insurance coverage for Underlying Assets;

-Engage third party independent contractors for the care, custody, maintenance and management of the Underlying Assets;

-Deliver invoices to the managing member of the Company for the payment of all fees and expenses incurred in connection with the maintenance and operation and ensure delivery of payments to third parties for any such services; and

-Generally, perform any other act necessary to carry out all asset management and maintenance obligations.

Executive Officers, Directors and Key Employees of the Manager

The following individuals constitute the Board of Directors, executive management and significant employees of the Asset Manager, the sole member of the Manager:

Name	Age	Position	Term of Office (Beginning)
Christopher J. Bruno	39	Chief Executive Officer, Director	05/2016
Robert A. Petrozzo	36	Chief Product Officer	06/2016
Maximilian F. Niederste-Ostholt	39	Chief Financial Officer	08/2016
Vincent DiDonato	42	Chief Technology Officer	10/2019
Greg Bettinelli	47	Director	07/2018
Joshua Silberstein	43	Director	10/2016
Arun Sundararajan	48	Director	10/2016

Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Christopher J. Bruno, Chief Executive Officer

Chris is a serial entrepreneur who has developed several online platform businesses. In 2013, Chris co-founded Network of One, a data-driven content investment platform focused on the YouTube market where he worked until 2016.  Prior to Network of One, Chris co-founded Healthguru, a leading health information video platform on the web (acquired by Propel Media, Inc., OTC BB: PROM) where he worked from 2005 to 2013.

Chris began his career working in venture capital at Village Ventures where he invested in early-stage companies across the online media, telecommunications, software, medical devices, consumer products and e-commerce industries. Chris worked at Village Ventures from 2002 to 2005.

From 2004 to 2005, Chris also worked as an analyst directly for the management team of Everyday Health (NYSE: EVDY) during its growth phase.

Chris graduated magna cum laude with Honors from Williams College with a degree in Economics and received his MBA, beta gamma sigma, from the NYU Stern School of Business with a specialization in Finance and Entrepreneurship.

Robert A. Petrozzo, Chief Product Officer

Rob is a designer and creative thinker who has led the development of multiple award-winning technology platforms in both the software and hardware arenas.  For the past decade, he has specialized in the product design space having created authoring components, architected the front-end of distribution platforms, and designed interactive content platforms for both consumers & enterprises. Immediately prior to joining the Asset Manager, he led the UX & UI effort at computer vision & robotics startup KeyMe, building interactive products from the ground up and deploying both mobile & kiosk-based software nationwide.  Rob worked at KeyMe from 2014 to 2016.

His previous roles include internal software design for Ares Management (2013 to 2014), and Creative Director at ScrollMotion (2010 to 2013), where he led a team of content creators and product developers to release a fully integrated authoring tool and over 300 custom enterprise apps for Fortune 50 and 100 clientele across 12 countries including Hearst, Roche, J&J, Genentech, and the NFL.

Rob received his degree in User-Centered Design with a peripheral curriculum in User Psychology from the University of Philadelphia.

Maximilian F. Niederste-Ostholt, Chief Financial Officer

Max has spent 9 years in the finance industry, working in the investment banking divisions of Lehman Brothers from 2007 to 2008 and Barclays from 2008 to 2016.  At both firms he was a member of the healthcare investment banking group, most recently as Director focused on M&A and financing transactions in the Healthcare IT and Health Insurance spaces.  Max has supported the execution of over $100 billion of financing and M&A transactions across various sectors of the healthcare space including buy-side and sell-side M&A assignments and financings across high grade and high yield debt, equities and convertible financings.  Work performed on these transactions included amongst other aspects, valuation, contract negotiations, capital raising support and general transaction execution activities.

Prior to his career in investment banking, Max worked in management consulting at A.T. Kearney from 2002 to 2005 focused on engagements in the automotive, IT and healthcare spaces. During this time, he worked on asset sourcing, logistics and process optimization projects.

Max graduated from Williams College with a Bachelor of Arts in Computer Science and Economics and received Master of Business Administration, beta gamma sigma, from NYU’s Stern School of Business.

Vincent A. DiDonato, Chief Technology Officer

Vincent brings more than 20 years of technology & web application development experience with a focus on SaaS-based B2C and B2B platforms. Most recently, Vincent was VP of Engineering at Splash, where he helped build and lead a global engineering team.

Prior to Splash, Vincent spent over five years working as SiteCompli's VP of Technology & Engineering where he oversaw the direction and execution of SiteCompli's technology strategy as well as managed onshore and offshore software engineering operations.

Vincent's previous roles include director and engineering capacities with American Express and NYC & Company, where he led, architected and implemented multi-million-dollar product and platform launches.

Greg Bettinelli, Director

Greg has over 20 years of experience in the Internet and e-commerce industries.

 In 2013 he joined the venture capital firm Upfront Ventures as a Partner and is focused on investments in businesses at the intersection of retail and technology. One of Greg's most notable investments, Ring, was acquired by Amazon for $1 billion in 2018.

 Prior to joining Upfront Ventures, from 2009 to 2013, Greg was the Chief Marketing Officer for HauteLook, a leading online flash-sale retailer which was acquired by Nordstrom, Inc. in March 2011 for $270 million.

 Before joining HauteLook, from 2008 to 2009, Greg served as Executive Vice President of Business Development and Strategy at Live Nation, where he was responsible for the strategic direction and key business partnerships for Live Nations' ticketing and digital businesses. Prior to Live Nation, from 2003 to 2008, Greg held a number of leadership positions at eBay, including Sr. Director of Business Development for StubHub and Director of Event Tickets and Media. While at eBay, Greg played a lead role in eBay's acquisition of StubHub in 2007 for $307 million.

 Earlier in his career, Greg held a number of roles in marketing, finance, and business development at companies in the financial services and healthcare industries.

 Greg holds a BA in Political Science from the University of San Diego and an MBA from Pepperdine University's Graziadio School of Business and Management.

Josh Silberstein, Director

Joshua is a seasoned operator and entrepreneur with in excess of 15 years of experience successfully building companies – as a founder, investor, board member, and CEO.

Joshua co-founded Healthguru in 2006 and led the company from idea to exit in 2013.  When Healthguru was acquired by Propel Media, Inc. (OTC BB: PROM), a publicly traded video syndication company, in 2013, Healthguru was a leading provider of health video on the web (as at 2013 it had 917 million streams and a 49.1% market share in health videos).

After the acquisition, Joshua joined Propel Media as President and completed a transformative transaction that quadrupled annual revenue and dramatically improved profitability.  When the deal – a reverse merger – was completed, it resulted in an entity with over $90 million in revenue and approximately $30 million in EBITDA.

In the past several years, Joshua has taken an active role with more than a dozen companies (with approximately $3 million to $47 million in revenue) – both in operating roles (Interim President, Chief Strategy Officer) and in an advisory capacity (to support a capital raise or lead an M&A transaction).

Earlier in his career, Joshua was a venture capitalist at BEV Capital, where he was part of teams that invested nearly $50 million in early-stage consumer businesses (including Alloy.com and Classmates Online) and held a number of other senior operating roles in finance, marketing, and business development.

Joshua has a BS in Economics from the Wharton School (summa cum laude) and an MBA from Columbia University (beta gamma sigma).

Arun Sundararajan, Director

Arun is Professor and the Robert L. and Dale Atkins Rosen Faculty Fellow at New York University’s (NYU) Stern School of Business, and an affiliated faculty member at many of NYU’s interdisciplinary research centers, including the Center for Data Science and the Center for Urban Science and Progress. He joined the NYU Stern faculty in 1998.

Arun’s research studies how digital technologies transform business, government and civil society.  His current research topics include digital strategy and governance, crowd-based capitalism, the sharing economy, the economics of automation, and the future of work.  He has published over 50 scientific papers in peer-reviewed academic journals and conferences, and over 30 op-eds in outlets that include The New York Times, The Financial Times, The Guardian, Wired, Le Monde, Bloomberg View, Fortune, Entrepreneur, The Economic Times, LiveMint, Harvard Business Review, Knowledge@Wharton and Quartz.  He has given more than 250 invited talks at industry, government and academic forums internationally.  His new book, “The Sharing Economy,” was published by the MIT Press in June 2016.

Arun is a member of the World Economic Forum’s Global Futures Council on Technology, Values and Policy.  He interfaces with tech companies at various stages on issues of strategy and regulation, and with non-tech companies trying to understand how to forecast and address changes induced by digital technologies. He has provided expert input about the digital economy as part of Congressional testimony, and to various city, state and federal government agencies.

Arun holds a Ph.D. in Business Administration and an M.S. in Management Science from the University of Rochester, and a B. Tech. in Electrical Engineering from the Indian Institute of Technology, Madras.

Advisory Board

Responsibilities of the Advisory Board

The Advisory Board will support the Company, the Asset Manager and the Manager and consists of members of our expert network and additional advisors to the Manager.  It is anticipated that the Advisory Board will review the Company’s relationship with, and the performance of, the Manager, and generally approve the terms of any material or related-party transactions.  In addition, it is anticipated that the Advisory Board will assist with, and make recommendations with respect to, the following:

(i)Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

(ii)Evaluating all asset acquisitions;

(iii)Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the Interest Holders;

(iv)Providing guidance with respect to the appropriate levels of annual collection level insurance costs and maintenance costs specific to each individual asset;

(v)Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the managing member, on the one hand, and the Company, a Series or the economic members, on the other hand, or the Company or a Series, on the one hand, and another Series, on the other hand;

(vi)Approving any material transaction between the Company or a Series, on the one hand, and the Manager or any of its affiliates, another Series or an Interest Holder, on the other hand, other than for the purchase of Interests;

(vii)Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to Interest Holders at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to Interest Holders are in accordance with our policies; and

(viii)Approving any service providers appointed by the Manager or the Asset Manager in respect of the Underlying Assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise.  The members of the Advisory Board are not managers or officers of the Company, the Manager or the Asset Manager, or any Series and do not have fiduciary or other duties to the Interest Holders of any Series.

Compensation of the Advisory Board

The Asset Manager will compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service.  As such, it is anticipated that their costs will not be borne by any given Series of Interests, although members of the Advisory Board may be reimbursed by a Series for out-of-pocket expenses incurred by such Advisory Board member in connection with a Series of Interests (e.g. travel related to evaluation of an asset).

Members of the Advisory Board

We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the Asset Class.  We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations.  To date three individuals have formally joined the Manager’s Advisory Board:

Dan Gallagher

Dan has extensive public and private sector experience in regulatory matters, financial markets, and corporate legal affairs and governance.

Dan initially began his career in private practice, advising clients on broker-dealer regulatory issues and representing clients in SEC and SRO enforcement proceedings. Dan then served on the SEC staff in several capacities, including as counsel to both Commissioner Paul Atkins and Chairman Christopher Cox, and from 2008 to 2010 as deputy director and co-acting director of the Division of Trading and Markets. While serving as deputy director and co-acting director, he was on the front lines of the agency’s response to the financial crisis, including representing the SEC in the Lehman Brothers liquidation.

Dan served as an SEC commissioner from 2011 to 2015. While serving as commissioner, he advocated for a comprehensive review of equity market structure, championed corporate governance reform and pushed to improve the SEC’s fixed income market expertise.

Dan is currently partner and deputy chair of the securities department at the international law firm WilmerHale and is a member of the advisory boards of both the Institute for Law and Economics at the University of Pennsylvania and the Center for Corporate Governance, Raj & Kamla Gupta Governance Institute, LeBow College of Business, Drexel University.

Dan earned his JD, magna cum laude, from the Catholic University of America, where he was a member of the law review and graduated from Georgetown University with a BA in English.

Roger Wiegley

Roger has over 30 years of legal and risk management experience.  He is a practicing attorney through his company Roger Wiegley Law Offices, which he started in 2013.  He is also a senior adviser to KPMG (insurance and reinsurance) as well as a consultant to several AXA companies in Europe and the United States, and he is the founder and a director of Global Risk Consulting, Ltd., a UK consulting company.

Roger spent the first 18 years of his career practicing law at Sullivan & Cromwell; Sidley & Austin; and Pillsbury Winthrop Shaw Pittman, focused on clients in the financial sector.  From 1998 to 2001 he was the chief counsel for the commercial bank branches of Credit Suisse First Boston in the Americas and served as Head of Regional Oversight for CSFB in the Asia-Pacific Region.  He held various other general counsel and legal positions at various companies including Winterthur Swiss Insurance Company and Westmoreland Coal Company from 2001 to 2007.  From 2008 to 2013, Roger was the Global General Counsel of AXA Liabilities Managers.

Ken Goldin

Ken is the founder and president at Goldin Auctions. He has sold over $700 million in the field of sports cards and memorabilia combined. Ken has been a leader in the field of sports collectibles for over 30 years.

Ken founded Goldin Auctions in 2012 and it quickly became an industry leader in sports memorabilia and trading cards. Ken is a regular guest on CNBC, Bloomberg and Fox Business and is a key contributor to these channels related to appraisals and valuations on memorabilia.

Prior to Goldin Auctions, he co-founded the Score Board Inc. in 1986. The company grew into an industry leader in trading cards and memorabilia selling over $100 million per year. The company was a pioneer in bringing sports memorabilia to the public, signing marketing and licensing agreements with many key figures in sports over the past 50 years.

Ken is also known for his many charitable endeavors and is one of the founders and a director of the Museum of Sports in Philadelphia, a non- profit educational museum that is being built in the stadium district.

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Archive, LLC (1)

Exhibit 2.2 – Amended and Restated Operating Agreement for RSE Archive, LLC (3)

Exhibit 2.3 – Certificate of Formation for RSE Archive Manager, LLC (1)

Exhibit 2.4 – Operating Agreement for RSE Archive Manager, LLC (2)

Exhibit 3.1 – Form of Series Designation (1)

Exhibit 4.1 – Amended and Restated Form of Subscription Agreement (4)

Exhibit 6.1 – Form of Asset Management Agreement (1)

Exhibit 6.2 – Broker of Record Agreement (1)

Exhibit 6.3 – Purchase Option Agreement in respect of Series #10COBB Asset (1)

Exhibit 6.4 – Purchase Option Agreement in respect of Series #52MANTLE Asset (1)

Exhibit 6.5 – Purchase Option Agreement in respect of Series #71ALI Asset (1)

Exhibit 6.6 – Purchase Option Agreement in respect of Series #71MAYS Asset (1)

Exhibit 6.7 – Purchase Option Agreement in respect of Series #98JORDAN Asset (1)

Exhibit 6.8 – Purchase Option Agreement in respect of Series #AGHOWL Asset (1)

Exhibit 6.9 – Purchase Option Agreement in respect of Series #EINSTEIN Asset (1)

Exhibit 6.10 – Purchase Option Agreement in respect of Series #FROST Asset (1)

Exhibit 6.11 – Purchase Option Agreement in respect of Series #POTTER Asset (1)

Exhibit 6.12 – Purchase Option Agreement in respect of Series #ROOSEVELT Asset (1)

Exhibit 6.13 – Purchase Option Agreement in respect of Series #TWOCITIES Asset (1)

Exhibit 6.14 – Purchase Option Agreement in respect of Series #ULYSSES Asset (1)

Exhibit 6.15 – Purchase Option Agreement in respect of Series #YOKO Asset (1)

Exhibit 6.16 – Purchase Agreement in respect of Series #70RLEX Asset (3)

Exhibit 6.17 – Purchase Agreement in respect of Series #RLEXPEPSI Asset (3)

Exhibit 6.18 – Purchase Agreement in respect of Series #SMURF Asset (5)

Exhibit 6.19 – Purchase Agreement in respect of Series #APEOD Asset (5)

Exhibit 6.20 – Purchase Agreement in respect of Series #APROAK Asset (5)

Exhibit 6.21 – Purchase Option Agreement in respect of Series #15PTKWT Asset (5)

Exhibit 6.22 – Purchase Agreement in respect of Series #18ZION Asset (5)

Exhibit 6.23 – Purchase Agreement in respect of Series #75ALI Asset (5)

Exhibit 6.24 – Purchase Agreement in respect of Series #88JORDAN Asset (5)

Exhibit 6.25 – Purchase Agreement in respect of Series #APOLLO11 Asset (5)

Exhibit 6.26 – Purchase Agreement in respect of Series #BIRKINBLEU Asset (5)

Exhibit 6.27 – Purchase Agreement in respect of Series #SNOOPY Asset (6)

Exhibit 6.28 – Purchase Option Agreement in respect of Series #HONUS Asset (6)

Exhibit 6.29 – Purchase Agreement in respect of Series #24RUTHBAT Asset

Exhibit 6.30 – Purchase Agreement in respect of Series #33RUTH Asset

Exhibit 6.31 – Purchase Agreement in respect of Series #56MANTLE Asset

Exhibit 6.32 – Purchase Option Agreement in respect of Series #BIRKINBOR Asset

Exhibit 6.33 – Purchase Option Agreement in respect of Series #HIMALAYA Asset

Exhibit 6.34 – Purchase Option Agreement in respect of Series #SPIDER1 Asset

Exhibit 6.35 – Purchase Option Agreement in respect of Series #BATMAN3 Asset

Exhibit 8.1 – Subscription Escrow Agreement (1)

Exhibit 12.1 – Opinion of Duane Morris LLP

Exhibit 13.1 – Amended and Restated Testing the Water Materials (3)

(1)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on August 13, 2019

(2)Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on August 19, 2019

(3)Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on September 16, 2019

(4)Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on October 4, 2019

(5)Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on October 21, 2019

(6)Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on November 15, 2019

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE ARCHIVE MANAGER, LLC

By: RSE Markets, Inc., its managing member

By: /s/ Christopher Bruno

Name: Christopher Bruno

Title: President

This report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher Bruno Name: Christopher Bruno	President of RSE Markets, Inc. (Principal Executive Officer)	December 5, 2019
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer)	December 5, 2019
RSE ARCHIVE MANAGER, LLC By: /s/ Christopher Bruno Name: Christopher Bruno Title: President	Managing Member	December 5, 2019